                                   EXHIBIT 11
                 NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE




                                            2003         2002
                                        ------------  -----------
              Net loss                  $(4,017,785)  (4,729,072)
                                        ============  ===========

              Weighted average number
                of common shares
                outstanding              61,647,688   56,194,682

              Common equivalent shares
                representing shares
                issuable upon exercise
                of outstanding options
                and warrants                      -            -
                                        ------------  -----------
                                         61,647,688   56,194,682
                                        ============  ===========

              Net loss per share,
                basic and diluted
              Loss from continuing
                operations              $     (0.05)       (0.07)
                                        ============  ===========
              Loss from discontinued
                operations                    (0.02)       (0.01)
                                        ============  ===========
              Net loss per share,
                basic and diluted       $     (0.07)       (0.08)
                                        ============  ===========


Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately at 17,167,710 June 30, 2003 and 10,882,661 shares at June 30, 2002) would be to decrease net loss per share.


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